Exhibit 99.1

TPT GLOBAL TECH, INC. and Strategic Partner Thomas Scientific sign Contract with the State of Nevada to Utilize the Company's
"QuikLab" "QuikPASS" End-to-End Covid 19 testing and Vaccination Platforms

SAN DIEGO, CA / ACCESSWIRE / March 11, 2021 / TPT Global Tech Inc. (OTCQB:TPTW) www.tptglobaltech.com today announced that the company and its strategic partner Thomas Scientific executed a contract with the State of Nevada to provide COVID-19 testing. The contract includes mobile testing sites, facility-based specimen collection, and community-based testing sites for State agencies and other governmental entities in Nevada on an as needed basis. Specifics related to usage are being discussed. These contracts shall be permissive for State agencies located in geographic regions serviced by the contract. The contracts could potentially include university and community college systems, the court system, the Legislative Counsel Bureau as well as State political subdivisions (i.e., cities, counties, school districts, etc.). Tribal nations may take advantage of the contract(s) as well, however, they are not required to do so.

At the direction of a customer, and in accordance with a Service Agreement, the contractor will: (1) stand up and operate mobile testing site(s); (2) stand up and operate mobile facility team(s) to conduct on-site specimen collection at facilities identified by the customer such as long-term care centers and manufacturing plants; and/or (3) assume responsibility for operation of an existing community-based testing center. The location and duration of the mobile testing sites and community-based testing sites (collectively, "testing sites") will be at the customer's direction in accordance with a Service Agreement and will vary within the term of the service agreement depending on need.

"We are proud of the joint effort made with Thomas Scientific to secure these contracts and the potential they hold for both companies. This is but another demonstration of the value and acceptance of our already being deployed end-to-end technologies that address Covid-19 immediate needs and for future use," said TPT Global Tech CEO Stephen J. Thomas, III.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

For more information about how TPT Global's technologies and to schedule call with CEO Stephen Thomas, please contact Shep Doniger at 561-637-5750 and sdoniger@bdcginc.com.

For all IR inquiries, please contact Frank Benedetto at 619-915-9422.

About Thomas Scientific, LLC

Thomas Scientific (ThomasSci.com) is the third largest, fast-growing distributor of laboratory products and equipment used by the scientific and research community. Thomas Scientific distributes nearly 1,000,000 products from more than 1,300 suppliers to over 9,000 customers in all 50 states and internationally. The robust catalog of product includes laboratory equipment, consumables, chemicals, as well as cleanroom/safety and diagnostic products. Thomas Scientific and all of its employees are committed to offering a quality product portfolio while catering to the unique needs of the individual customer. Our experienced Sales and Management Team is backed by industry experts who take a personal and consultative approach to support the ever-changing needs and challenges our customers face.

Since 1900, dedication to providing the best products with personal, efficient service sets Thomas apart from the competition. Whether work is done in a lab setting or performed in the field, Thomas Scientific provides best in class in both product and service.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

SOURCE: TPT Global Tech, Inc.